Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNITEK GLOBAL SERVICES, INC.

As of August 9, 2013

UniTek Global Services, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

A.                                    The Corporation’s original Certificate of Incorporation was filed under the name Adina, Inc. with the Secretary of State of the State of Delaware on the 19th day of November, 1987.

B.                                    This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”), which amends and restates the present Amended and Restated Certificate of Incorporation of the Corporation, was duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the DGCL.

C.                                    This Amended and Restated Certification of Incorporation shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

D.                                    The text of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as set forth as follows:

ARTICLE 1

The name of the Corporation is UniTek Global Services, Inc.

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Ste 400, New Castle County, Wilmington, Delaware 19808. The name of the registered agent in the State of Delaware at such address is Corporation Service Company.

ARTICLE 3

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE 4

A.                                    Authorized Capital Stock.

1.                                      The aggregate number of shares which the Corporation shall have the authority to issue is 220,000,000 shares, consisting of (a) 200,000,000 shares of common stock, par value $0.00002 per share (the “Common Stock”), and (b) 20,000,000 shares of preferred stock, par value $0.00002 per share (the “Preferred Stock”).

2.                                      The Board of Directors of the Corporation (the “Board”) is expressly authorized at any time, and from time to time, subject to the limitations prescribed by the DGCL, to issue shares of Preferred Stock in one or more series, and for such consideration as the Board may determine, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance thereof, and as are not stated in this Amended and Restated Certificate of Incorporation or any amendment hereto. All shares of any one designated series of Preferred Stock shall be of equal rank and identical in all respects.

B.                                    Common Stock.

1.                                      Each share of Common Stock shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

2.                                      Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) when, if and as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally advisable therefor.

C.                                    Preferred Stock.

1.                                      The Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), setting forth such resolution, to establish by resolution from time to time the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.

2.                                      The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)                                 The designation of the series, which may be by distinguishing number, letter or title;

(b)                                 The amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(c)                                  Dates at which dividends, if any, shall be payable;

(d)                                 The redemption rights and price or prices, if any, for shares of the series;

(e)                                  The terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(f)                                   The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(g)                                  Whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(h)                                 The voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(i)                                     Any other rights, powers, preferences, privileges, qualifications, limitations or restrictions of such shares, all as the Board may deem advisable and are permitted by law.

(D)                               Each twenty eight (28) shares of the Corporation’s Common Stock, par value $0.00002 per share, issued and outstanding as of 5:00 p.m. eastern time November 9, 2010 shall be converted and reclassified into one (1) share of the Corporation’s Common Stock, par value $0.00002 per share.

(E)                                Each two (2) shares of the Corporation’s Common Stock, par value $0.00002 per share, issued and outstanding as of 5:00 p.m. eastern time December 21, 2010shall be converted and reclassified into one (1) share of the Corporation’s Common Stock, par value $0.00002 per share.

ARTICLE 5

The Corporation is to have perpetual existence.

ARTICLE 6

A.                                    Board of Directors.

1.                                      Number of Directors. The authorized number of directors that shall constitute the full Board shall be fixed from time to time by resolution of the Board.

2.                                      Classified Board. The Board shall be divided into three classes, as nearly equal in number as the then-authorized number of directors constituting the Board permits, with the term of office of one class expiring each year. Each director shall serve for a term ending at the third annual meeting of stockholders of the Corporation following the annual meeting at which such director was elected. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

3.                                      Vacancies. Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified. If the authorized number of directors is changed, any increase or decrease shall be apportioned among the classes in such a manner as the Board shall determine so as to maintain the number of directors in each class as nearly equal as possible; provided, that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

4.                                      Removal of Directors. Subject to the terms of any one or more series or classes of Preferred Stock and subject to the terms of this Amended and Restated Certificate of Incorporation, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. For purposes hereof and Section C of this ARTICLE 6 below, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

B.                                    Designation of Special Committee.

1.                                      Special Committee. A special committee (the “Special Committee”) of the Board is hereby authorized. The composition, duties, procedures, and other matters of or relating to the Special Committee shall be as established by this Section B of this ARTICLE 6 of this Amended and Restated Certificate of Incorporation. The Special Committee shall automatically dissolve on January 27, 2013.

2.                                      Number of Members; Initial Appointments; Tenure. The Special Committee shall consist of three members of the Board. The initial members of the Special Committee shall be Rich Berliner, Mark Dailey (together, the “Parent Designees”) and Richard Siber (the “Company Designee”). Each member of the Special Committee shall hold office for at least three years following such member’s designation and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

3.                                      Vacancies. In the event that (i) a Parent Designee ceases to serve as a member of the Board or the Special Committee, the resulting vacancy on the Special Committee shall be filled with a member of the Board to be chosen by the other Parent Designee, or in the absence thereof by the Parent Representative (as such term is defined in that certain Agreement and Plan of Merger, dated as of January 27, 2010 (the “Merger Agreement”), by and among the Corporation, BCI East, Inc., a Delaware corporation, Unitek Holdings, Inc., a Delaware corporation, and the other parties signatory thereto), or (ii) the Company Designee ceases to serve as a member of the Board or the Special Committee, the resulting vacancy on the Special Committee shall be filled with an Independent Director (as such term is defined in the Merger Agreement) to be chosen by a majority-in-interest of the Board, and the Corporation will take all such actions as are necessary to cause such replacements to be made in accordance with this Section B.3 of this ARTICLE 6.

4.                                      Resignation and Removal. Any member of the Special Committee may be removed from the Special Committee at any time with cause upon the affirmative vote of the remaining members of the Special Committee. Any member of the Special Committee may resign from the Special Committee at any time by giving written notice to the remaining members of the Special Committee. Unless otherwise specified, such resignation shall take effect upon its receipt; the acceptance of such resignation shall not be necessary to make it effective.

5.                                      Powers of the Special Committee.

(a)                                 For so long as the Special Committee exists, the Board and the Corporation shall not take any of the following actions without the prior approval of a majority of the members of the Special Committee:

(i)                                     amend or in any way modify this Amended and Restated Certification of Incorporation, any Preferred Stock Designation, the Corporation’s bylaws or any other agreement of the Corporation or any of its subsidiaries, in each case, in a way that would (A) amend or modify the rights, privileges or preferences of the Series A Preferred Stock or the Series B Preferred Stock, or (B) amend or modify the provisions regarding the rights of the Special Committee;

(ii)                                  issue any additional shares of the Series A Preferred Stock or the Series B Preferred Stock to any Affiliated Party (as such term is defined in the Merger Agreement), other than pursuant to that certain Credit Support Agreement, dated as of January 27, 2010, by and among Unitek Holdings, Inc., Sector Performance Fund, LP and SPF SBS, LP (the “Credit Support Agreement”);

(iii)                               amend or in any way modify, or waive any right with respect to, any term or provision of the BMO Loan Documents (as such term is defined in the Merger Agreement), except as set forth in the Credit Support Agreement;

(iv)                              refinance or otherwise restructure the BMO Loan (as such term is defined in the Merger Agreement), except as set forth in the Credit Support Agreement;

(v)                                 for so long as the Controlling Stockholders (as such term is defined in the Merger Agreement) collectively own beneficially or of record or otherwise have the right to vote or consent with respect to at least thirty-five percent (35%) of the total number of the then-outstanding shares of Common Stock (including Preferred Stock calculated on an as-converted basis), enter into, amend, modify or supplement, or permit any of the Corporation’s subsidiaries to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any Affiliated Party (including any securities issuance), except for employment arrangements and benefit programs (including equity incentive plans) as approved by the Board or the compensation committee of the Board and except as otherwise expressly contemplated by the Merger Agreement;

(vi)                              amend, modify or supplement any provision of, or agree to the buyout of, the HM Monitoring and Oversight Agreement (as such term is defined in the Merger Agreement) other than as permitted therein; or

(vii)                           make any determination as to the form of payment of any fees or interest payments owed pursuant to the Credit Support Agreement; provided, that if any of the Unitek Credit Agreements (as such term is defined in the Merger Agreement) do not permit the borrowers thereunder to make dividends to the Obligors (as such term is defined in the Credit Support Agreement) to pay such fees or interest payments in cash, then such fees and interest payments shall be paid in shares of Series B Preferred Stock; provided, further, that if the Special Committee has not made a determination as to such payment before it is due, then such payment shall be paid in shares of Series B Preferred Stock.

(b)                                 The Special Committee shall have the right at any time to cause the Board to discuss and take such actions as are reasonably necessary to determine if the BMO Loan could be refinanced on terms more favorable to the Corporation and its subsidiaries (or otherwise repaid or eliminated), and in such case the Board shall have the obligation to review with the Corporation’s management and third party advisors any alternative financing options and the Board shall have the obligation to consider in good faith taking such action as is reasonably necessary to refinance the BMO Loan on more favorable terms to the Corporation and its subsidiaries than those in place at such time; provided, however, that such right may only be exercised two times by members of the Special Committee in the aggregate during any twelve-month period.

(c)                                  The Special Committee shall have the right, power, and authority to specifically enforce the right to approve certain actions requiring the consent of the Special Committee or to specifically enforce the rights of Parent and its Subsidiaries with respect to any covenants, in each case as and only to the extent set forth in the Merger Agreement and in any of the agreements included as exhibits thereto in which the Special Committee is expressly granted third party beneficiary rights.

6.                                      Professional Advisors. The Special Committee shall have the authority to retain any independent counsel, experts or advisors (accounting, financial or otherwise) that it reasonably believes to be necessary or appropriate to carry out its duties. The Special Committee may also use the services of the Corporation’s regular legal counsel or other advisors to the Corporation. The Corporation shall provide appropriate funding, as determined by the Special

Committee, for the payment to any advisors or legal counsel retained by the Special Committee and for ordinary administrative expenses of the Special Committee that are necessary or appropriate in carrying out its duties.

7.                                      Meetings and Procedures of the Special Committee.

(a)                                 Regular Meetings; Special Meetings; Notices. There will be no regular meetings of the Special Committee. Special meetings of the Special Committee may be called by any member of the Special Committee upon not less than two days notice stating the place, date, and hour of the meeting, which notice may be written or oral. Any special meeting of the Special Committee may be held by telephone or video conference call in which each member participating therein can be heard by each other member so participating. Any member of the Special Committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends such meeting in person. The notice of a meeting of the Special Committee need not state the business proposed to be transacted at the meeting.

(b)                                 Quorum. A majority of the members of the Special Committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the Special Committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

(c)                                  Action Without a Meeting. Any action required or permitted to be taken by the Special Committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the Special Committee.

(d)                                 Procedures. The Special Committee may fix its own rules of procedure, provided that such rules of procedure are not inconsistent with this Amended and Restated Certificate of Incorporation. The Special Committee shall keep regular minutes of its proceedings and report the same to the Board for its information at the meeting held next after the proceedings shall have occurred. The chairman of the Special Committee shall be a Parent Designee.

ARTICLE 7

Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the bylaws of the Corporation.

ARTICLE 8

The Board may make, alter or repeal the bylaws of the Corporation.

ARTICLE 9

Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or by the Board pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies, and such special meeting may not be called by any other person or persons.

ARTICLE 10

A.                                    Indemnification of Directors and Officers.

1.                                      Mandatory Indemnification. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives.

2.                                      Right to Advancement of Expenses. The right to indemnification conferred by this ARTICLE 10 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this ARTICLE 10.

3.                                      Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE 10 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock), the Corporation’s bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

4.                                      Insurance. The Corporation shall have the power to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

5.                                      Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this ARTICLE 10 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

6.                                      Exception to Right of Indemnification. Notwithstanding any provision in this ARTICLE 10, the Corporation shall not be obligated by this ARTICLE 10 to make any indemnity in connection with any claim made against a current or former director or officer of the Corporation (an “Indemnitee”):

(a)                                 for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b)                                 for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c)                                  in connection with any proceeding (or any part of any proceeding) initiated by such Indemnitee, including any proceeding (or any part of any proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other indemnitees, unless (i) the Corporation has joined in or the Board authorized the proceeding (or any part of any proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the proceeding is one to enforce such Indemnitee’s rights to indemnification or the advancement of expenses.

7.                                      Nature of Rights and Amendments to ARTICLE 10. The rights conferred upon Indemnitees in this ARTICLE 10 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. No alteration, amendment, addition to or repeal of this ARTICLE 10, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this ARTICLE 10, shall adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE 11

To the fullest extent permitted by the DGCL, as the same may be amended from time to time, a director or former director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any alteration, amendment, addition to or repeal of this ARTICLE 11, or adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this ARTICLE 11, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE 12

To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and HM Capital Partners, LLC, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to HM Capital Partners, LLC or any of its managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE 12. Neither the alteration, amendment, addition to or repeal of this ARTICLE 12, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this ARTICLE 12, shall eliminate or reduce the effect of this ARTICLE 12 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this ARTICLE 12, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE 13

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that neither Section B of ARTICLE 6 hereof nor this ARTICLE 13 shall be amended, altered, changed or repealed (and no other provision herein shall be amended, altered, changed or repealed in a manner inconsistent with the provisions of Section B of ARTICLE 6 hereof) until such time as the Special Committee ceases to exist in accordance with the terms hereof without the prior unanimous approval of the Special Committee (which approval shall include the approval of at least one Parent Designee).